EXHIBIT 10.29


                              EMPLOYMENT AGREEMENT

      THIS IS AN EMPLOYMENT AGREEMENT, dated January 15, 1996, by and between ANDRX CORPORATION ("Company"), a Florida corporation, and ANGELO C. MALAHIAS ("Executive") of Port Washington, New York.

      WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement and Executive is willing to serve in the employ of the Company upon the terms and conditions hereinafter provided.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

      1. EMPLOYMENT. The Company hereby agrees to employ Executive and Executive agrees to enter into the employ of the Company, upon the terms and conditions herein provided. For purposes of this Agreement the term "Company" shall mean and include Andrx Corporation and any of its subsidiaries, whether now in existence or hereafter formed. Executive warrants to Company that his execution of this Agreement and the performance by him of the duties hereunder will not violate the terms of any other agreements to which Executive is a party.

      2. POSITION AND RESPONSIBILITIES. During the period of his employment hereunder, Executive agrees to serve as Vice President/Chief Financial Officer of the Company, to be responsible for the financial reporting of the operations of the Company and to perform such other duties as may appropriately be delegated to him from time to time in connection with the Company's affairs.

      3.   TERM OF EMPLOYMENT AND DUTIES.

            (A) TERM. Executive's employment shall commence on January 1, 1996 or such later date, not to exceed one month, that Executive commences work for the Company (the "Effective Date") and shall continue for a period of thirty six
(36) full calendar months thereafter, unless sooner terminated, as provided in Paragraph 6 hereof ("Initial Term"). The Company shall have the option of extending the Executive's employment period for an additional two years by sending written notice of the extension of this Agreement (the "Extension Notice") to Executive at least 180 days before the expiration of the Initial Term. If this option is exercised, Executive's continued employment shall be subject to the terms and conditions of this Agreement, including any compensation increases which took effect during the Initial Term, commencing the day after the expiration of the Initial Term and continuing for a period of twenty four (24) full calendar months thereafter (the "Supplemental Term"). Unless Executive otherwise notifies the Company, in writing, within 90 days of his receipt of the Extension Notice, it will be presumed that the Executive agrees to extend this Agreement into the Supplemental Term. In the event the Company and Executive agree that Executive should continue in the Company's employ after the end of the Supplemental Term, such continued employment shall be subject to the terms and conditions of this Agreement, except as otherwise agreed to by the parties in writing, and shall thereafter expire upon ninety
(90)

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days written notice by either party to the other or as otherwise provided in
Paragraph 6.

            (B) DUTIES. Executive shall devote his full time, attention, skill and best efforts to the faithful performance of his duties to the Company. Executive shall not engage in any other business or occupation without the Company's written consent; provided, however, nothing contained herein shall prohibit Executive from making passive or personal investments. Executive acknowledges that he shall travel as reasonably required around the United States and abroad in connection with his employment.

      4.   COMPENSATION.

            (A) BASE COMPENSATION. For all services rendered by Executive in any capacity during his employment under this Agreement, including, without limitation, services as an executive, officer, director or member of any committee of the Company, the Company shall pay Executive a base compensation of One Hundred Twenty Thousand ($120,000) Dollars per year, commencing with the Effective Date. Executive's performance shall be reviewed on an annual basis to determine whether Executive's base compensation should be increased and/or whether Executive should receive a bonus.

            (B) FRINGE COMPENSATION. In addition to the foregoing, the Company shall provide Executive with the following:

      (1) MEDICAL INSURANCE. Medical insurance coverage for the Executive, his spouse and dependent children.

      (2) DENTAL INSURANCE. Dental insurance coverage for the Executive, his spouse and dependent children.

      (3) LIFE INSURANCE. At least Two Hundred Thousand Dollars ($200,000) of Company paid life insurance coverage.

      (4) STOCK OPTIONS. While the actual stock option grant, vesting schedule and exercise price of any stock options to be awarded to Executive is be determined by the Andrx Board of Directors, the Company's officers will recommend that Executive be awarded non-qualified stock options to acquire up to 40,000 shares of Andrx common stock, vesting 20% annually and with a ten year term, at the next meeting of the Board. The Company's officers anticipate that these options will be approved as set forth above and that the per share exercise price of those options will approximate the fair market value of Andrx's common stock on the date of such grant.

      (5) VACATION. Four (4) weeks of vacation with full pay each 12-month period during the term of this Agreement, at such times as shall be mutually agreed upon by Executive and the Chairman of the Company. Executive shall not receive any additional compensation for vacation time which he does not use. Unused vacation time shall generally not be "carried over" to a

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subsequent period.

      (6) PROFESSIONAL DEVELOPMENT. Payment or reimbursement for all reasonable fees, travel and other expenses incurred by Executive in connection with attendance at seminars and conferences relating to the business of the Company and the maintenance of Executive's license. Executive will receive his usual pay while attending such seminars and conferences and will be reimbursed following presentation, from time to time, of an itemized account of such expenditures, in such detail as may reasonably be required by the Company ("vouchers").

      (7) EXPENSE REIMBURSEMENT. Payment or reimbursement of Executive's reasonable travel and other expenses (including without limitation entertainment expenses incurred primarily for the benefit of the Company) incurred by Executive in performing his duties under this Agreement and in carrying out and promoting the business of the Company, upon presentation by him, from time to time, of vouchers in such detail as may reasonably be required by the Company.

      (8) OTHER BENEFITS. Executive shall receive the relocation benefits described in the letter attached hereto as Exhibit A (the "Offer Letter") and shall be entitled to such other benefits, if any, that are made available to all of the Company's other senior executives. Nothing in this Agreement shall be construed to limit the participation of Executive in any pension or profit sharing plan, stock purchase plan, stock option plan, group life insurance plan, hospitalization insurance plan, medical services plan, or other plan of the Company now or hereafter existing for the benefit of the Company's employees generally, if such other benefit is not reflected above.

            (C) DEATH OF EMPLOYEE. Upon the death of the Executive, his personal representative shall be entitled to receive his base compensation accrued but unpaid as of the date of termination. Said payments shall be made within 30 days after the appointment of such personal representative.

      5. KEY-MAN INSURANCE. At any time during the term of this Agreement, the Company shall have the right to insure the life of Executive for the sole benefit of the Company. The amount of such insurance and the type of policy taken out shall be determined by the Company, and all premiums payable thereon shall be the obligation of the Company. Executive shall have no interest in any such policy, but shall cooperate with the Company in taking out such insurance by submitting to physical examinations, by supplying all information required by the insurance company, and by executing all necessary documents, provided that no financial obligation is imposed upon the Executive by any such documents.

      6. TERMINATION. Except as herein provided, this Agreement shall terminate upon the occurrence of any one of the events set forth below:

            (A) The expiration of the Initial Term or the Supplemental Term or the expiration thereafter pursuant to notice by the Company or Executive as set forth in Paragraph 3(A). If the Company decides to not extend this Agreement for the Supplemental Term and the Executive's employment terminates at the expiration of the Initial Term, then Executive shall receive and be

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immediately vested with the balance of any employee stock benefits granted to him pursuant to Paragraph 4(B)(4).

            (B) The discharge of the Executive for "cause". "Cause" shall include Executive's inability or refusal to perform material duties assigned to him or his material dereliction of his duties hereunder, embezzlement, theft, misappropriation of funds, or a violation of Paragraphs 7 or 8 herein. In any case where the existence of "cause" is in dispute, such dispute shall be settled by arbitration pursuant to the Florida Arbitration Code (Florida Statutes Chapter 682) as presently enacted or as it may hereafter be amended. Any violation by Executive of Paragraphs 7 or 8 herein shall be presumed to involve an intent to injure the Company or to profit personally, and Executive shall have the burden of proving otherwise.

            (C) If Executive is terminated without Cause during the Initial Term or the Supplemental Term, except in the case of a change in control of the Company (as defined below), Executive shall receive, in lieu of any other benefits under this Agreement or otherwise, (i) $90,000, if such termination occurs in the Initial Term, or an amount equal to his then current annual base compensation the for balance of the Supplemental Term or $90,000, whichever is less, if such termination occurs in the Supplemental Term; (ii) all of his vested employee stock benefits; and (iii) the immediate vesting of the options granted pursuant to Paragraph 4(B)(4) above which are scheduled to vest within 365 days of the date of termination; and (iv) the immediate vesting of such additional options (if any) as is necessary to vest Executive with 20,000 of the stock options granted pursuant to Paragraph 4(B)(4) above (following the application of the preceding subpart). Unless the Company's cash position otherwise requires, the payment set forth in subpart (i) above may be made in one lump sum or in such other manner as the Company and Executive may agree upon.

            (D) If, within one year of a change in control of the Company, Executive is terminated without Cause or Executive terminates his employment for good cause (i.e. as a result of his position or responsibilities being eliminated or significantly reduced by such change in control), then Executive shall receive (i) an amount equal to his then current annual base salary, if such termination occurs in the Initial Term, or an amount equal to his then current annual base compensation for the balance of the Supplemental Term or 100% of his then current annual salary, whichever is less, if such termination occurs in the Supplemental Term; and (ii) all of his vested employee stock benefits and the balance of any employee stock benefits granted pursuant to Paragraph 4(B) (4) above, which had not yet vested. Unless the Company's cash position otherwise requires, the payment set forth in subpart (i) above may be made in one lump sum or in such other manner as the Company and Executive may agree upon. A change in the control of the Company shall be deemed to have occurred if there occurs a "change of control" as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934 (the "Act"); when any "person" as that term is defined in the Act, becomes beneficial owner directly or indirectly of securities of the Company representing fifty (50%) or more of the Company's then outstanding securities having a right to vote on the election of directors; or when individuals who are members of the Board of Directors at any one time shall immediately thereafter cease to constitute a majority of the Board of Directors of the Company. The options which the Executive receives or which vest pursuant to Paragraph 6(A) above, subparts (ii), (iii) or (iv) of Paragraph 6(C) above, and subpart (ii) of this Paragraph 6(D), must be exercised

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within 12 months of the termination of Executive's employment or within 12 months of the date the Company conducts a public offering of its stock, whichever is later.

            (E) If Executive resigns or Executive and the Company jointly determine that Executive's continued employment by the Company is no longer desired, in lieu of any other benefits under this Agreement, Executive shall (i) receive all of his vested employee stock benefits; (ii) immediately repay the relocation sales commissions and closing costs paid by the Company pursuant to the Offer Letter, in the amount described in the Offer Letter, and (iii) be paid such additional amount, if any, that the Company determines to be proper.

      7. EMPLOYEE SOLICITATION. Executive hereby covenants and agrees that during and for two (2) years after the termination of his employment with the Company, Executive shall not, either directly or indirectly, for his own account or as agent, servant, employee or shareholder of any corporation, or as a member of any firm, engage, hire, employ or solicit the employment of any person who was an employee of the Company or any of its subsidiaries at the time Executive's employment was terminated. In the event of an actual or threatened breach by the Executive of any of this Paragraph 7, the Company shall be entitled to an injunction restraining the Executive from the prohibited conduct. Nothing herein stated shall be construed as prohibiting the Company or any subsidiary from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive. If the Company becomes aware of any violation of this covenant, it shall so advise the Executive and the "two years from termination" time limitation of such covenant shall be lengthened by a period of time equal to the period of time during which such breach or breaches occur (such extended period may therefor end before or after the date Executive is so advised of the violation). If the Company seeks and obtains injunctive relief from such breach in any court, and such relief is not appealed from or is sustained on appeal, then the covenants shall be extended for a period of time equal to the pendency of such proceedings for injunctive relief, including all appeals by the Executive. If the Company seeks and initially fails to obtain injunctive relief from such violation, then the covenants shall be extended for a period of time equal to the pendency of such proceedings for injunctive relief, including all appeals by the Company. The existence of any claim or cause of action by the Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the specific enforcement by the Company of the foregoing restrictive covenants but shall be litigated separately.

      8. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that the list of the Company's customers, its financial and operating data, its future plans and its trade secrets, as they may exist from time to time, are valuable, special and unique assets of the Company. At no time will the Executive disclose any such list or information, or any part thereof to any person, firm, corporation, association or other entity for any unauthorized reason or purpose whatsoever. In the event of a breach or threatened breach by the Executive of the provisions of this Paragraph, the Company shall be entitled to an injunction restraining the Executive from disclosing, in whole or in part, such list or information, or from rendering any services to any person, firm, corporation, association or other entity to whom such list or information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including recovery

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of damages from the Executive.

      9. NOTICES. All notices required to be given under this Agreement shall be in writing, sent certified mail, return receipt requested, postage prepaid, to the following addresses or to such other address as either may designate in writing to the other:

            (A) If to the Company, then:

                  ANDRX Corporation
                  4001 S.W. 47 Ave., Suite 201
                  Fort Lauderdale, FL 33314
                  Attention: Alan P. Cohen, Chairman

            (B) If to the Executive, then:

                  ANGELO MALAHIAS
                  23 Lynn Road
                  Port Washington, NY 11050

      10. ARBITRATION. Any disputes arising out of or in connection with this Agreement or any of its provisions, including but not limited to the alleged breach of the provisions of this Agreement, shall be submitted to and determined by arbitration conducted in accordance with the Rules of the American Arbitration Association. The award rendered by the Arbitrator may be entered as a judgment (with full binding, force and effect) in any court having jurisdiction thereof. Unless an emergency remedy is required, this Agreement shall constitute a written agreement to submit any such dispute or controversy to arbitration within the meaning of the Florida Arbitration Code and shall confer jurisdiction on the Courts of the State of Florida to enforce such agreement to arbitrate and to enter judgment on an award in accordance with said Florida Arbitration Code.

      11. ATTORNEYS' FEES. The successful party to any arbitration or litigation between or among any of the parties to this Agreement shall be entitled to recovery a reasonable attorney's fees and court costs. The court or arbitrator may apportion fees or award fees based upon success in various claims or parts of any arbitration or litigation.

      12. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. Any arbitration, lawsuits or other proceedings related to this Agreement or the transactions herein described shall be held in Broward County, Florida.

      13. WAIVER. The waiver by either party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party hereto.

      14. ENTIRE UNDERSTANDING. This Agreement and the Exhibit hereto contain the entire

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understanding of the parties relating to the employment of the Executive by the
Company. They may not be changed orally but only by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      15. BINDING EFFECT. This Agreement shall be binding upon and inures to the benefit of the Company, its successors and assigns and the Executive and his heirs and legal representatives.

      16. ASSIGNMENT. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights (except as specifically permitted herein) or delegate any of his duties or obligations under this Agreement, except with the written permission of the Company.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals on the date and year first above written.

ANDRX CORPORATION

/s/ ALAN P. COHEN                               /s/ ANGELO C. MALAHIAS
------------------------                        ------------------------
Alan P. Cohen, Chairman                         ANGELO C. MALAHIAS


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